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                                                                    EXHIBIT 10.2

                   FORM OF TAX OPINION INSURANCE POLICY RIDER


         Policy number GU0699498 issued by Insurer (the "Policy") is hereby amended to clarify that the definition of Insured Tax Loss includes any amount owed by one or more of the Insureds to a Tax Authority as a result of the Insured Tax Benefits being unavailable to one or more of the Insureds on account of the sale (the "Sale") of up to [28,300,000] shares of common stock of Maxtor by Hynix Semiconductor America Inc. ("Hynix"), a California corporation (formerly named Hyundai Electronics America), pursuant to an Underwriting Agreement dated ______________, 2001 and/or an Option to Purchase Shares of Stock between Maxtor and Hynix dated _____, 2001, making the Insured Tax Benefits unavailable to one or more of the Insureds.

         This Rider A is issued by Insurer in reliance upon the truth and accuracy of the statements, covenants, representations and warranties contained in all the Operative Documents and E&Y Opinion (including all attachments thereto and references therein), to the extent provided in the Policy. For all purposes of the Policy, the term "Opinion" includes the tax opinion of Gray Cary Ware & Freidenrich LLP dated _________________, 2001 rendered to Maxtor relating to the Sale, a copy of which is attached to Exhibit III to the Policy.

Nothing in this Rider A shall vary, alter, waive or extend any of the terms, conditions, exclusions or limitations of the Policy, except as expressly provided in this Rider A. This Rider A is part of the Policy and incorporated therein. All capitalized terms used and not defined in this Rider have the meanings given to them in the Policy.